(Exhibit 12)

                          INTERNATIONAL PAPER COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in millions)
                                  (Unaudited)

                                           For the Years Ended December 31,             Nine Months Ended
                                                                                          September  30,
              TITLE                  1990       1991      1992     1993      1994        1994      1995
--------------------------------   --------   --------   ------   ------   --------     ------    ------
A) Earnings before income taxes,
     minority interest,
     extraordinary item and
     accounting changes            $  988.0   $  693.0   $226.0   $538.0    $ 715.0     $ 471.0  $1,551.0
B) Less: Minority interest expense,
     net of taxes                     (33.0)     (42.0)   (15.0)   (36.0)     (47.0)      (39.0)   (110.0)

C) Add: Fixed charges excluding
     capitalized interest             336.2      380.3    325.3    365.3      412.3       298.4     435.7
D) Add: Amortization of
     previously capitalized
     interest                           8.6        9.9      9.9     12.2       12.8         9.4       9.7
E) Less: Equity in
     undistributed earnings of
     affiliates                        (9.4)     (10.8)   (19.1)   (25.9)     (49.1)     (38.7)     (80.8)
                                   --------   --------   ------   ------   --------     ------    -------
F) Earnings before income taxes,
     minority interest,
     extraordinary item,
     accounting changes and
     fixed charges                 $1,290.4   $1,030.4   $527.1   $853.6   $1,044.0     $701.1    $1,805.6
                                   ========   ========   ======   ======   ========     ======    ========

     Fixed Charges

G) Interest and amortization of
     debt expense                  $  309.5   $  351.1   $297.1   $334.5   $  371.0     $268.9     $406.6
H) Interest factor attributable
     to rentals                        26.7       29.2     28.2     30.8       41.3       29.5       29.1
I) Capitalized interest                26.3       36.4     42.0     12.2       18.0       10.5       22.4
                                   --------   --------   ------   ------   --------     ------    -------
J) Total fixed charges             $  362.5   $  416.7   $367.3   $377.5   $  430.3     $308.9     $458.1
                                   ========   ========   ======   ======   ========     ======    =======
K) Ratio of earnings to
     fixed charges                     3.56       2.47     1.44     2.26       2.43       2.27       3.94
                                   ========   ========   ======   ======   ========     ======     ======
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